Exhibit 99.1
Autoliv Elects New Board Director

(Stockholm, June 13, 2006) --- Autoliv Inc. (NYSE: ALV and SSE: ALIV) - the worldwide leader in automotive safety systems - today decided to increase its Board of Directors and to elect as a new Director Mr. Robert W. Alspaugh, the former CEO of KPMG International, a global network of professional services firms providing audit, tax and advisory services.

Mr. Alspaugh was also appointed to Autoliv's Audit Committee where he replaces Mr. George A. Lorch, who was appointed to the Company's Compensation Committee.

The Board has determined that Mr. Alspaugh qualifies as an "independent" director and as a "financial expert" under applicable rules and regulations. He holds no shares in Autoliv and has no related transactions with the Company.

Throughout his 36-year career with KPMG, Robert Alspaugh served as the senior partner for a diverse array of companies across a broad range of industries. He has worked with global companies both in Europe and Japan, as well as those headquartered in the United States.

Between May 2002 and October 2005, when he was CEO of KPMG International, he was responsible for implementing the strategy of this global organization, which includes member firms in nearly 150 countries with more than 100,000 employees. Prior to this prominent position, he served as Deputy Chairman and Chief Operating Officer of KPMG's U.S. practice from September 1998.

Mr. Alspaugh was born in 1947 in Waxahachie, Texas, and graduated summa cum laude from Baylor University in 1970.

Inquiries:
Robert W. Alspaugh, Tel. 1-831-622-9431
Lars Westerberg, President & CEO, Tel. +46 (0)8-587 20 6200